UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2020

CONVERSION LABS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-55857	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, Suite 2800

New York, NY 10022

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02 Unregistered Sales of Equity Securities.

The relevant information in Item 5.02 on this Current Report on Form 8-K, regarding the Director Shares, is incorporated herein by reference. The Director Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) but qualified for exemption under Section 4(a)(2) and/or Regulation D of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by Conversion Labs, Inc. (the “Company”) did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction manner of the issuance, and number of securities issued. The Company did not undertake an offering or issuance in which it issued a high number of securities to a high number of persons. In addition, Mr. Simon had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since he agreed to, and received, securities bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On November 6, 2020, the Board of Directors (the “Board”) of the Company appointed Mr. Roberto Simon as a member of the Board (the “Appointment”). Mr. Simon will also serve as a member of the audit committee of the Board (the “Audit Committee”).

Roberto Simon, 45, Director

Roberto Simon currently serves as Chief Financial Officer of WEX Inc. (“WEX”), a leading financial technology service provider. Mr. Simon joined WEX in February 2016. Previously, Mr. Simon served as the Executive Vice President and Chief Financial Officer of Revlon, Inc., a global cosmetics, personal and beauty care products company, from October 2014 until February 2016. Prior to that, he was the Revlon Senior Vice President, Global Finance from October 2013 to September 2014 and served as Revlon’s Global Business Process Owner, SAP, from February 2014 until September 2014. Prior to joining Revlon as a result of Revlon’s acquisition of The Colomer Group Participations, S.L. (“The Colomer Group”), a Spain-based salon and professional beauty business, Mr. Simon served in various senior finance positions of increasing responsibility at The Colomer Group since 2002, including most recently serving as The Colomer Group’s Chief Financial Officer from October 2011 to October 2014. Prior to that, he served as The Colomer Group’s Vice President of Finance for America and Africa from January 2008 until September 2011.

The Board believes that Mr. Simon’s experience in financial leadership roles makes him ideally qualified to help lead the Company towards continued growth and success.

Family Relationships

Mr. Simon does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Simon reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

In connection with the Appointment, the Company and Mr. Simon entered into a director agreement (the “Director Agreement”) whereby, as compensation for his services as a member of the Board, Mr. Simon shall receive a one-time grant of Twenty Thousand (20,000) shares of the Company’s common stock, par value $0.01 per share (the “Director Shares”), and will be eligible to participate in any duly authorized stock option plan adopted by the Company. Additionally, Mr. Simon shall be paid $6,000 per quarter, as compensation for his services as a member of the Audit Committee.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Director Agreement, and such description is qualified in its entirety by reference to the full text of the Director Agreement, which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Director Resignation

On November 10, 2020, Michael Borenstein submitted his resignation from his position as a member of the Board, effective immediately (the “Resignation”). Mr. Borenstein did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with the Resignation, the company agreed to accelerate the vesting of 15,000 options to purchase shares of common stock of the Company previously issued to Mr. Borenstein (the “Options”). The shares of common stock underlying the Options remain subject to the lock-up agreement entered into by and between the Company and Mr. Borenstein, whereby Mr. Borenstein agreed, for a period of 180 days beginning on November 3, 2020, not to sell or transfer any shares of the Company’s common stock.

Item 8.01 Other Events.

On November 6, 2020, the Company issued a press release announcing the Appointment. A Copy of the press release is filed hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Director Agreement, dated November 6, 2020
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONVERSION LABS, INC.

Date: November 10, 2020	By:	/s/ Justin Schreiber
	Name:	Justin Schreiber
	Title:	Chief Executive Officer